Exhibit 99.2

January 31, 2013

To the Shareholders of Omni Bio Pharmaceutical, Inc.:

The past year has been one of change for Omni, one which led to my hiring and one which has given us the opportunity to rethink our strategy for creating the most value for our shareholders.  Having served as Omni’s CEO for the past month, I am writing to provide you with a general update on the Company’s activities, how we are refocusing our efforts in the short-term and where we see opportunities for long-term growth of the Company.

Our previous CEO, Dr. James Crapo, laid out a plan for developing a recombinant Fc fusion form of alpha-1 antitrypsin  (Fc-AAT) that would have substantial potential for treating many interesting target indications.  He also discussed his rationale for de-emphasizing commercial efforts to monetize several “method of use” patents for new clinical applications of the currently sold, plasma-derived alpha-1 antitrypsin (p-AAT).  Following Dr. Crapo’s resignation this past August, certain of these efforts were placed on hold.  I have had the opportunity to reconsider our plans in each of these areas and have also reviewed emerging data from several recently completed preclinical and clinical studies of p-AAT along with a series of Fc-AAT constructs.

As a result, I am very pleased to make the following announcements:

1.
We have chosen a specific form of the Fc-AAT molecule as our lead molecule and are placing it into preclinical development.  Fc-AAT is analogous to the highly successful drug, Enbrel, in that a naturally occurring human protein is fused to the Fc portion of an immunoglobulin antibody in order to increase potency and provide for longer lasting blood levels.  Dr. Charles Dinarello, our Chief Scientific Officer, and his network of collaborators have generated an impressive number of in vitro and in vivo studies that suggest that Fc-AAT is 50-100x more potent than p-AAT in various animal models and may also have a longer duration of effect.  If borne out in clinical trials, this could lead to a product that can be made rapidly and in large quantities, is able to be self-administered subcutaneously and is able to be given less often than once per week.  Each of these represents a significant competitive improvement over existing plasma-derived products which must be given intravenously, once per week in a doctor’s office or infusion clinic, and are very expensive due to the costs of the products themselves and the costs of the infusion procedures.  We are considering several options for the initial clinical trials of Fc-AAT with Type 1 diabetes and graft vs host disease (GVHD) currently being among the most likely.  Patent application filings are under review in the US and Europe and we are hopeful that we will have successful issuances later in 2013.  If successful, it is expected that we would have market exclusivity for a minimum of 12 years from the time of introduction in the US and 10 years in Europe.

2.
We have recently completed a global patent application for additional novel Fc-AAT constructs. These additional Fc fusion protein constructs will serve as backups to our lead molecule and have demonstrated the potential of having still further advantages in clinical performance.  Worldwide regulatory agencies have a long history of approving recombinant drugs made in this fashion.  If approved, a new molecule from this series could carry market protections to 2033 or beyond.

3.
We have reinstituted earlier efforts to license our method of use patents to one or all of the four manufacturers of the currently marketed plasma-derived AAT product.  Omni was formed around intellectual property claiming method of use rights for p-AAT in the treatment of a broad spectrum of inflammatory and auto-immune diseases as well as viral and bacterial diseases. Omni holds licenses to patents issued in the US for the treatment of diabetes, and certain bacterial and viral indications.  Patent applications are pending in several other areas, including GVHD related to bone marrow transplantation rejection, radioprotection, inflammatory bowel disease and cardiac remodeling following myocardial infarction.  As previously announced, Dr. Bruce Forrest has been engaged to provide us with business development expertise and is leading our renewed licensing efforts with the p-AAT manufacturers.  Although preliminary, initial discussions have been positive and I am encouraged that we will be able to realize some value for these patents in the near-term.

4.
Omni will continue its sponsorship of clinical trials exploring new uses of AAT.  Our pilot trial of p-AAT in Type 1 diabetes with the Barbara Davis Center at the University of Colorado demonstrated a positive benefit in improving or stabilizing c-peptide levels and decreasing the insulin requirement in patients having recent onset of the disease.  Results of up to two years’ follow-up in these patients will be announced within the next several months.  Data from two other pilot studies in diabetes, one done by the NIH’s Immune Tolerance Network and one by Israel’s Kamada, Ltd, are also in the process of being released.  Early reports suggest that AAT can modify the course of the disease in some patients and may have a role in the treatment of not only diabetes but other diseases as well.  Omni is also sponsoring two multicenter trials in patients suffering from steroid-refractory GVHD.  There are no satisfactory treatments for patients with this condition and most die within one year of diagnosis.  Preclinical animal studies demonstrate a beneficial effect of AAT in models of this disease.  Thus, a corresponding clinical solution to GVHD would represent a significant medical breakthrough and may even allow the broader use of bone marrow transplants to treat patients with otherwise lethal leukemias.  We expect to make more detailed announcements as these trials begin enrollment.

Next Steps

We are poised to pursue the preclinical development of Fc-AAT and have mapped out a detailed plan to do so.  We intend to expand our core development capabilities through the use of experienced consultants and contract research organizations.  We are actively exploring alternatives for the Fc-AAT lead molecule’s manufacturing scale up campaign, which is the critical prerequisite to moving the development program forward to IND-enabling toxicology studies and human trials.  Throughout development we will be looking to partner with medium to large pharmaceutical companies as key milestones are achieved (with the attainment of each successive one adding to the value Omni would bring to the table).

To accomplish our goals for Fc-AAT, Omni must increase its current level of funding over the next two years.  Initially, we will seek sufficient capital to sustain our current level of public company operating expenses and pursue the next stage of Fc-AAT preclinical development.  If successful, we would commence a second capital raise in roughly a year’s time to support IND submission and the clinical development of Fc-AAT through phase 1 trials in healthy volunteers and early phase 2 trials in patients.

Conclusion

With these announcements I am genuinely excited about Omni’s assets, its science and its future.  AAT is a molecule that is increasingly being shown to have potential uses across a broad spectrum of diseases.  The safety of p-AAT in over 20 years of use further encourages us as we pursue our Fc-AAT development program.  Having an effective Fc recombinant product that could be subcutaneously administered at lower doses to treat a variety of important medical conditions would be a major commercial opportunity.  Although not yet definitive, the emerging clinical data using p-AAT are encouraging and should translate well for potential uses of the Fc-AAT for which we hope to have exclusive rights well into the future.

Please stay tuned for more ongoing announcements and press releases.  In the meantime, I look forward to your ongoing support.

With warm regards,

Bruce E. Schneider, Ph.D.
Chief Executive Officer